Exhibit 10.3

September 14, 2026

Todd Heeter

The Heeter Group, LLC

Via Email

Re:	Amendment to Consulting Agreement, dated as of May 27, 2026, by and among The Heeter Group, LLC, Todd Heeter and Hub Group, Inc. (the “Consulting Agreement”)

Dear Todd:

Further to our recent discussion, this letter agreement confirms the parties’ agreement to amend the Consulting Agreement as set forth herein. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms under the Consulting Agreement.

(i) Section 1 of the Consulting Agreement is hereby amended to provide that the Term is hereby extended through April 30, 2027, and each reference to the “Term” in the Consulting Agreement shall be deemed to include such extended period.

(ii) Section 2(d)(1) of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“(1) Consulting Fee. The Consultant’s monthly Consulting Fee shall remain US$125,000 through November 30, 2026, payable on the first day of each month after completing one month of work. Effective December 1, 2026, the Consulting Fee shall be US$175,000 per month, payable in accordance with the payment timing set forth in this Section 2(d)(1).”

(iii) A new Section 2(d)(3) is hereby added to the Consulting Agreement, as follows:

“(3) Retention Bonus. The Consultant will be entitled to receive a cash bonus of US$1,250,000 (the “Retention Bonus”), payable in a single lump sum within ten (10) business days after the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (including the restated audited consolidated financial statements for the fiscal years ended December 31, 2023, 2024, and 2025) (the “Form 10-K”), provided that (A) the Form 10-K is filed on or before December 31, 2026, and (B) Heeter, in Heeter’s capacity as Interim Chief Financial Officer of the Company, has executed any such representations, certifications, acknowledgments, or similar documents in connection with the filing of such Form 10-K as may be required by applicable law, Nasdaq rules, or Securities and Exchange Commission rules or regulations, and/or as reasonably requested by the Company’s independent auditor, in each case, as determined by the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of the Company. Payment of the Retention Bonus is further subject to (I) the Consultant’s continued service through the filing date of the Form 10-K, and (II) the Consultant’s and Heeter’s continued compliance with this Agreement, including the restrictive covenants in Sections 5, 6, and 7; provided that no failure to comply with this Agreement will forfeit, reduce, or delay the Retention Bonus unless (x) the Company has given the Consultant written notice describing the failure in reasonable detail, (y) the failure is a material breach that, if curable, remains uncured thirty (30) days after the Consultant’s receipt of such notice, and (z) the failure has been established by a final, non-appealable determination of a court or arbitrator of competent jurisdiction. For the avoidance of doubt, if the conditions set forth above have been satisfied as of the filing date of the Form 10-K, the Retention Bonus shall be fully earned and vested as of such filing date, and the Consultant’s resignation or other voluntary termination of services at any time after such filing date shall not reduce, forfeit, delay, or otherwise adversely affect the Consultant’s right to receive the Retention Bonus. Nothing in this Section 2(d)(3) requires the Consultant or Heeter to execute any representation, certification, acknowledgment, or similar document that he determines in good faith cannot properly be executed, and no such good-faith determination will constitute a breach of this Agreement or Cause under Section 3(b), or reduce, forfeit, or otherwise adversely affect the Consultant’s entitlement to the Retention Bonus. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if: (A) before the end of the Term, the Company terminates the Consultant’s services other than for Cause under Section 3(b), or removes Heeter from, or otherwise deprives him of, the office, role, or capacity in which he would execute the documents described above or (B) at the Consultant’s written request, the Audit Committee makes a good-faith determination that the Retention Bonus was not earned due to circumstances beyond the reasonable control of the Consultant and Heeter, the Consultant shall be entitled to payment of the Retention Bonus, which shall be paid by the Company to the Consultant within ten (10) business days following such termination date or the date of such determination (as applicable). The Audit Committee will make any determination requested under the foregoing clause (B) within thirty (30) days after the Consultant’s written request. If the Audit Committee does not make such determination within that period, the Retention Bonus will be paid within ten (10) business days after the end of that period.”

(iv) A new Section 2(d)(4) is hereby added to the Consulting Agreement, as follows:

“(4) Termination Payment. The Consultant will be entitled to a termination payment (the “Termination Payment”) if, before the end of the Term, (A) the Company terminates the Consultant’s services other than for Cause under Section 3(b) hereof; or (B) the Form 10-K and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026 (the “Form 10-Q’s”) are filed on or before December 31, 2026 and the Consultant voluntarily terminates his services at any time after such Form 10-K and Form 10-Q’s have been filed (whether such termination occurs before or after December 31, 2026). In addition, the Consultant will be entitled to the Termination Payment if, at Consultant’s written request, the Audit Committee makes a good-faith determination that the Termination Payment was not earned due to circumstances beyond the reasonable control of the Consultant and Heeter. The Audit Committee will make any such determination within thirty (30)

days after the Consultant’s written request. If the Audit Committee does not make such determination within that period, the Termination Payment will be paid within ten (10) business days after the end of that period. The Termination Payment will equal the sum of (i) US$175,000 for each full calendar month remaining in the Term after the calendar month in which the termination date occurs, plus (ii) for the calendar month in which the termination date occurs, US$175,000 multiplied by a fraction, the numerator of which is the number of days in that month after the termination date and the denominator of which is the number of days in that month. The Termination Payment will be paid in a single lump sum within ten (10) business days after the termination date (or such earlier date as required by applicable law). Payment of the Termination Payment is subject to the Consultant’s and Heeter’s continued compliance with this Agreement, including the restrictive covenants in Sections 5, 6, and 7; provided that no failure to comply will forfeit, reduce, or delay the Termination Payment unless (x) the Company has given the Consultant written notice describing the failure in reasonable detail, (y) the failure is a material breach that, if curable, remains uncured thirty (30) days after the Consultant’s receipt of such notice, and (z) the failure has been established by a final, non-appealable determination of a court or arbitrator of competent jurisdiction.”

(v) Section 3(b) of the Consulting Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Section 3(b) or elsewhere in this Agreement, no termination of the Consultant’s services for Cause will be effective unless it has been approved by the Audit Committee.”

(vi) Section 4 of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“4. Obligations of the Company upon Termination. Upon a termination of the Consultant’s service hereunder, the Company shall have no further payment obligations to the Consultant, his agents, or any of their legal representatives, other than for the payment of a lump sum cash amount, payable to the Consultant within ten (10) business days after the termination date (or such earlier date as required by applicable law), equal to the following: (a) to the extent not previously paid, the portion of the Consulting Fee that has accrued through such termination date, (b) to the extent payable upon such termination in accordance with Section 2(d)(3) hereof, the Retention Bonus, (c) to the extent payable upon such termination in accordance with Section 2(d)(4) hereof, the Termination Payment, plus (d) any expense reimbursements accrued and unpaid; provided that nothing in this Section 4 shall limit the Company’s continuing obligations under Section 8(o) or Section 8(n), which survive termination in accordance with their terms.”

(vii) Section 8(o) of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“(o) Indemnification and D&O Insurance. To the fullest extent permitted by applicable law, the Company shall indemnify, defend, and hold harmless the Consultant and Heeter from and against all losses, liabilities, damages, judgments, fines, penalties, amounts paid in settlement, and expenses (including attorneys’ fees, costs, and expenses) incurred in connection with any threatened, pending, or completed claim, action, suit, arbitration, inquiry, investigation, or proceeding, whether civil, criminal, administrative, regulatory, or investigative (including any investigation or proceeding by the Securities and Exchange Commission, Nasdaq, or any other governmental or self-regulatory authority), arising out of or relating to the Consultant’s or Heeter’s service to the Company, including Heeter’s service as Interim Chief Financial Officer and the preparation, review, certification, or execution of any representations, certifications, financial statements, or filings in connection therewith. In connection with the foregoing, the Consultant and Heeter shall be entitled to select and retain legal counsel of their own choosing (with such selection subject to the Company’s consent, which consent shall not be unreasonably withheld or delayed) to represent them in connection with any such matter, and the Company shall pay the reasonable fees, costs, and expenses of the counsel so selected in the manner set forth herein. The Company shall advance and pay all such reasonable fees, costs, and expenses as and when incurred, within ten (10) business days after the Company’s receipt of an invoice or other written statement therefor; provided, however, that any such advance shall be subject to the Consultant or Heeter (as applicable) providing an undertaking (in a form reasonably acceptable to the Company) to repay such advanced amounts if it is ultimately determined by a court of competent jurisdiction in a final, non-appealable judgment that the Consultant or Heeter (as applicable) is not entitled to be indemnified by the Company under this Section 8(o) or applicable law. Consultant and Heeter agree to cooperate with any reasonable request made by the Company or its counsel in connection with any matter for which the Consultant or Heeter is entitled to indemnification hereunder. During the Term and for at least six (6) years thereafter, the Company shall maintain directors’ and officers’ liability insurance covering the Consultant and Heeter as insured persons on terms (including limits) no less favorable than the coverage the Company maintains for its other directors and officers written or endorsed on a claims-made basis with a tail of not less than six (6) years for claims first made after the Term arising from acts, errors, or omissions occurring during or prior to the Term. Within fifteen (15) days following the date of this letter agreement, the Company shall confirm to the Consultant in writing that Heeter is a covered insured person under its current directors’ and officers’ liability policy and shall identify the insurer(s), policy period, and applicable limits of liability, and shall provide the policy declarations page or a certificate of insurance upon the Consultant’s reasonable request. Notwithstanding Section 8(h) or any other provision of this Agreement, the Company’s obligations under this Section 8(o) and Section 8(n) are absolute and will not be subject to, or limited by, the limitation on damages set forth in Section 8(h).”

(viii) Section 8(n) of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“(n) Reimbursement of Consultant’s Attorneys’ Fees. The Company shall pay or reimburse the reasonable attorneys’ fees and related costs and expenses incurred by the Consultant and/or Heeter in connection with (i) the evaluation, negotiation, documentation, and finalization of this Agreement and any letter agreement or other instrument amending this Agreement, (ii) any future amendment, modification, supplement, or extension of this Agreement, and (iii) any advice regarding the Consultant’s or Heeter’s rights, obligations, or interests under, arising out of, or relating to this Agreement, up to a maximum of US$45,000 in the aggregate, provided that the Consultant’s attorney provides an itemized bill to the Company.”

(ix) A new Section 8(p) is hereby added to the Consulting Agreement, as follows:

“(p) Review of Public Disclosures. The Company will provide the Consultant with not less than three (3) business days’ advance written notice of, and a reasonable opportunity to review and comment on, any public disclosure regarding this letter agreement, the Consulting Agreement, or the Consultant’s or Heeter’s role, compensation, or service with the Company (including any Form 8-K, proxy statement, Form 10-K, Form 10-Q, or other SEC filing, and any press release) before it is filed, furnished, or issued; provided that the Company may file, furnish, or issue such disclosure without prior notice or opportunity to comment if required by applicable law or SEC or Nasdaq rules to do so on an expedited basis, in which case the Company shall provide notice to the Consultant as promptly as practicable after filing, furnishing, or issuance.”

(x) Section 8(i) of the Consulting Agreement is hereby amended and restated in its entirety as follows:

“(i) Survival. Sections 5 and 6 of this Agreement, the agreement to arbitrate in Section 8(h) of this Agreement, and Sections 8(n), 8(o), and 8(p) of this Agreement shall survive the termination of this Agreement.”

(xi) This amendment does not preclude the Company and the Consultant from discussing, and if mutually agreed entering into, alternative or successor arrangements, including a permanent employment relationship, at any time during or after the Term.

The parties hereto each hereby acknowledge and agree that this letter agreement shall amend the Consulting Agreement in accordance with the foregoing, effective as of the date hereof. Except as expressly modified pursuant to this letter agreement, the Consulting Agreement will remain in full force and effect in accordance with its terms. This letter agreement is made part of, and is incorporated into, the Consulting Agreement. The Consulting Agreement, as modified by this letter agreement, constitutes the entire and complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings of the parties hereto with respect to the subject matter hereof. This letter agreement may be executed and delivered electronically and in two or more counterparts.

* * * * *

The parties hereto acknowledge and agree to the terms of this letter agreement and have executed this letter agreement below as of the first date written above

THE COMPANY:

HUB GROUP, INC.

By:	/s/ David P. Yeager
Name: David P. Yeager
Title: Chairman and CEO

ACKNOWLEDGED AND AGREED:

TODD HEETER

/s/ Todd Heeter

THE HEETER GROUP, LLC

/s/ Todd Heeter
Name: Todd Heeter

[Signature Page to Consulting Agreement Amendment]